Exhibit 99.1

Matthew Salem Appointed to Board of Directors of KKR Real Estate Finance Trust Inc.

NEW YORK — KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) announced that the Company’s Board of Directors elected Matthew Salem, the Company’s Chief Executive Officer, as a director effective February 1, 2022.  Mr. Salem will continue to serve as the Company’s Chief Executive Officer.

Ralph Rosenberg, Global Head of KKR Real Estate and Chairman of KREF’s Board of Directors stated: “We are pleased to welcome Matt to the Board of Directors. KREF has benefited significantly from Matt’s leadership since its inception, and we look forward to his added insight and perspective as he joins the Board.”

About Matt Salem

Matt Salem joined KKR in 2015 and is a Partner and Head of KKR Real Estate Credit, and Chief Executive Officer of KREF. He sits on KKR’s Real Estate Equity and Credit Investment Committees.

Prior to joining KKR, Mr. Salem was a managing director at Rialto Capital Management. Before joining Rialto in 2012, he was a managing director and head of CMBS trading at Goldman Sachs. Before joining Goldman Sachs in 2006, Mr. Salem held positions at Morgan Stanley and Citigroup Alternative Investments where he invested in mezzanine debt and other high yield CRE credit on behalf of the Travelers Insurance Companies. He began his career in 1996 at Midland Loan Services in Kansas City. Mr. Salem has a B.A. in Economics from Bates College. He has served on the Board of Governors of the Commercial Real Estate Finance Council and as Chair of the B-Piece Buyer Forum.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. is a real estate finance company that focuses primarily on originating and acquiring senior loans secured by commercial real estate properties. KREF is externally managed and advised by an affiliate of KKR & Co. Inc. For additional information about KREF, please visit its website at www.kkrreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. The forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statements except as required by law. Information about factors affecting the Company and the forward-looking statements is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

MEDIA CONTACT:
Cara Major or Miles Radcliffe-Trenner
(212) 750-8300
media@kkr.com

INVESTOR RELATIONS CONTACT:
Jack Switala
(212) 763-9048
kref-ir@kkr.com